Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of August 10, 2011 (the “Effective Date”), is entered into on July 8, 2011, by and between The Spectranetics Corporation, a Delaware corporation (the “Company”), and Scott Drake (“Executive”).
WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be employed by the Company in such capacities, in accordance with the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto hereby agree as follows:
1.At-Will Employment. Nothing in this Agreement is intended to create a contract for employment for a definite term. Executive's employment with the Company is for an unspecified duration and constitutes “at-will” employment. Subject to Section 4 below, Executive's employment relationship may be terminated at any time, with or without cause or for any or no reason, at the option of the Company or Executive, with or without notice. The “Employment Period” shall mean the period from the Effective Date until the termination of Executive's employment with the Company under Section 4 below.
2.Position, Duties and Responsibilities.
(a)Position. Effective on the Effective Date, the Company shall employ Executive, and Executive hereby agrees to serve the Company, as President and Chief Executive Officer of the Company. Executive shall perform such employment duties as are usual and customary for such positions and shall report to the Board of Directors of the Company (the “Board”). Subject to the provisions of Section 2(c) below, Executive shall devote his best efforts and his full business time and attention to the performance of services hereunder for the Company and its subsidiaries and affiliates and as may reasonably be requested by the Board.
(b)Place of Employment. During the Employment Period, Executive's principal place of employment shall be the Company's principal business offices located in Colorado Springs, Colorado. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company's business.
(c)Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), during the Employment Period, Executive shall not (i) accept any other employment or consultancy, (ii) serve on any boards of directors or similar bodies of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its subsidiaries or affiliates; provided, however, that (1) nothing in clause (ii) above shall limit Executive's ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, provided that such activities do not materially interfere with Executive's performance of his duties hereunder, and (2) Executive shall be permitted to serve on the board of directors or similar body of one for-profit entity at any time after the Effective Date of this Agreement. provided that such activity (A) does not violate clause (iii) above, and (B) does not materially interfere with Executive's performance of his duties hereunder.
3.Compensation and Related Matters. During the Employment Period:
(a)Salary. The Company shall pay Executive an annual base salary of not less than $500,000 per year (the “Base Salary”), which shall be paid to Executive in accordance with the Company's standard payroll practices. Executive's Base Salary shall be subject to review by the Compensation Committee of the Board (the “Committee”) on an annual basis.
(b)Annual Bonus. Provided that Executive remains employed by the Company on the last day of the applicable fiscal year of the Company, Executive will be eligible to receive an annual bonus under the Company's incentive bonus plan applicable to similarly situated executives of the Company. The amount of Executive's annual bonus (the “Annual Bonus”) will be based on the attainment of annual performance criteria established and evaluated by the Committee in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive's Annual Bonus at target performance will be 60% of Executive's Base Salary for such year (the “Target Annual Bonus”) and Executive's maximum Annual Bonus will be 100% of Executive's Base Salary for such year; provided, further, that the Annual Bonus for the Company's 2011 fiscal year, if any, shall be pro-rated for Executive's partial year of service. Any Annual Bonus that becomes payable to Executive shall be paid as soon as practicable following the end of the year for which the Annual Bonus is earned, but in no event later than June 30 of such following year.
(c)Signing Bonus. In addition to the Base Salary, as an inducement for Executive to accept the position described in this Agreement, provided that Executive remains employed by the Company through the payment date, the Company shall pay to Executive, not later than the Company's first regular payroll date following the Effective Date, a signing bonus in an amount equal to $60,000.
(d)Equity Compensation. The Company shall, as of the Effective Date, grant Executive the following equity awards under the Company's 2006 Incentive Award Plan (the “Incentive Plan”):
(i)An award of 50,000 restricted stock units (the “RSUs”) on the terms and conditions set forth in a restricted stock unit agreement to be entered into by the Company and Executive substantially in the form attached hereto as Exhibit A (the “RSU Agreement”), and
(ii)An option to purchase 400,000 shares of common stock of the Company (the “Option”), at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of a share of the Company's common stock on the date of grant. The terms and conditions of the Option shall be set forth in a stock option agreement to be entered into by the Company and Executive substantially in the form attached hereto as Exhibit B (the “Option Agreement”).

(e) Business and Travel Expenses. The Company shall reimburse Executive for reasonable business expenses actually incurred by Executive in connection with the conduct of the Company's business, and shall reimburse Executive for reasonable travel expenses, including first class airfare, actually incurred by Executive for travel by him on Company business, in each case upon presentation of proper documentation of such expenses consistent with the Company's policies as in effect from time to time.
(f)Other Benefits. Executive shall be eligible to participate in all savings and retirement plans, and all group welfare benefit plans maintained by the Company from time to time which are applicable to the Company's senior executive officers, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.
(g)Vacation, Etc.. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company's senior executive officers.

4.Termination. Executive's employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances:
(a)Death. Executive's employment hereunder shall automatically terminate upon his death.
(b)Disability. The Company may terminate Executive's employment hereunder in the event of his physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders Executive unable to perform his duties under this Agreement for more than 90 days during any 180-day period.
(c)Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean Executive's: (i) material failure or neglect to perform the reasonable duties of Executive's position with the Company and any other duties that are assigned to Executive by the Board when such failure continues for 15 days after written notice from the Company describing the failure; (ii) misconduct in connection with the performance of any of Executive's duties including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, material misrepresentation to the Company, or any material violation of law or regulations to which the Company or Executive is subject; (iii) material breach of any of the provisions this Agreement or any other agreement between Executive and the Company; (iv) commission of an act involving dishonesty, theft or unethical business conduct whether or not in connection with Executive's employment; or (v) disloyalty to the Company.
(d)Non-Cause Termination. Subject to Section 5(c) below, the Company may terminate Executive's employment hereunder without Cause.
(e)Resignation. Executive may resign his position and terminate his employment with the Company at any time with or without Good Reason by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). In the event of a resignation without Good Reason, the Notice of Resignation shall set forth the date such resignation shall become effective, which date shall, in any event, be at least thirty (30) days and no more than such number of days as the Company may determine following the date the Notice of Resignation is delivered to the Company. For purposes of this Agreement, “Good Reason” shall mean, without Executive's prior written consent, a material diminution by the Company in the authority, duties, or responsibilities of Executive; provided, however, that no resignation shall constitute a resignation for Good Reason unless and until (1) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason within thirty days after the initial existence of the facts or circumstances constituting Good Reason, (2) the Company has not cured such acts or omissions within thirty days of its actual receipt of such notice, and (3) the effective date of Executive's termination for Good Reason occurs no later than ninety days after the initial existence of the facts or circumstances constituting Good Reason.
5.Obligations upon Termination.
(a)Executive's Termination Obligations. Upon termination of the Employment Period for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any subsidiary or affiliate, and, at the Company's request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations. Furthermore, on the Termination Date, Executive will return all property of the Company, including but not limited to any confidential or propriety information (howsoever stored in any format) in Executive's possession or control, as well as such other property including but not limited to any computer, Blackberry, IPAD, or cell phone, keys, building cards, company credit cards, or the like.
(b)Payments of Accrued Obligations Upon Termination of Employment. In the event of Executive's termination of employment with the Company for any reason, the Company shall pay Executive or Executive's estate or legal representative (as applicable) (i) all unpaid salary and unpaid vacation accrued by Executive through the date of termination, (ii) except in the case of a termination for Cause, and no later than 70 days from the date of termination, any unpaid bonus for any fiscal year of the Company ended prior to the date of termination, calculated and paid (following approval by the Committee) in accordance with the Company's variable compensation plan for that year, and (iii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy for senior executives, prior the date of termination (the “Accrued Obligations”).
(c)Severance upon Termination Without Cause or for Good Reason. Subject to Section 5(d) below, in the event that Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) on or after the six-month anniversary of the Effective Date by reason of a termination of Executive's employment by the Company without Cause or by Executive for Good Reason, then, subject to Section 5(e) below, the Company shall pay Executive on the 60th day after the date of such Separation from Service (the “Termination Date”), a single lump-sum cash payment (the “Severance Payment”) in an amount equal to:

(i)50% of Executive's Base Salary as in effect on the Termination Date, in the event of a Separation from Service occurring during the period commencing on the six-month anniversary of the Effective Date and ending on the one-year anniversary of the Effective Date, or
(ii)the sum of (1) Executive's Base Salary and (2) Executive's Target Annual Bonus, each as in effect on the date of termination of Executive's employment, in the event of a Separation from Service occurring after the one-year anniversary of the Effective Date.
(d)General Release. Executive's right to receive the Severance Payment is conditioned on and subject to Executive's execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non-revocation within 7 days thereafter of a general release of claims against the Company, its officers, director, employees, agents, subsidiaries and affiliates in a form prescribed by the Company.
(e)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation the Severance Payment, shall be paid to Executive during the six (6)-month period following the Termination Date to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.
6.Confidential and Proprietary Information; Non-Disparagement. As a condition of Executive's employment with the Company, Executive agrees that during the Employment Period and thereafter:
(a)Executive will not directly or indirectly disclose or appropriate to Executive's own use, or the use of any third party, any trade secret or confidential information concerning the Company, its subsidiaries or affiliates or their businesses, whether or not developed by Executive, except as it is required in connection with Executive's services rendered for the Company. Executive further agrees that, upon termination of Executive's employment, Executive will not receive or remove from the files or offices of the Company any originals or copies of documents or other materials maintained in the course of business of the Company, and that Executive will return any such documents or materials otherwise in Executive's possession. Executive hereby acknowledges that irreparable injury will result to the Company in the event of a breach by Executive of Executive's obligations under this Section 6 or Section 7 below, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor. Executive further acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive. The provisions of this Section 6 and of Section 7 below, and Executive's obligations under such sections, shall survive the termination of Executive's employment and the termination of this Agreement.

(b)Executive will not make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or any of its subsidiaries or businesses or any of its employees, officers or directors. The Company agrees that its directors and executive officers will not make, publish or communicate any defamatory or disparaging remarks, comments or statements concerning Executive. Notwithstanding the foregoing, this Section 6(b) does not, in any way, restrict or impede any party hereto from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the applicable law, regulation or order; provided further that the party in receipt of any such order shall promptly provide written notice of such order to the other party.

7.Post-Termination Obligations. Executive's position with the Company is an executive-level position and is special, unique and intellectual in character. The position places Executive in a position of confidence and trust with employees, customers, and vendors of the Company. Executive's knowledge of the Company's confidential information will make it impossible for Executive to provide Executive's services to a competitor without disclosing or using Executive's knowledge of that information.
(a)Non-Competition. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees that Executive will not engage in any of the following activities during the Employment Period and for a period of one year after the Termination Date in any part of the Territory (as defined below):
(i)Whether as director, officer, consultant, employee, agent or otherwise engage in or contribute Executive's knowledge and abilities to any person or entity that engages in any aspect of the Business (as defined below), provided however that Executive may become an employee of an entity that engages in the Business if Executive's functions are limited entirely to one or more divisions of that entity and such divisions do not engage in any aspect of the Business;
(ii)Employ, solicit for employment, or attempt to employ or assist anyone in employing or soliciting for employment any person who is an employee of the Company; or
(iii)Attempt in any manner to solicit from any client or customer of the Company, sales or transactions relating to the Business, or persuade any client or customer of the Company to cease doing business or reduce the amount of business that such client or customer has customarily done with the Company.
(b)For purposes of this Agreement,
(i)“Business” means a business that designs, manufactures, markets and/or sells (either directly or through third parties) medical devices for products that compete directly with products that are sold (or actively in development) by the Company at the time of the Termination Date.

(ii)“Territory” means any country of the world where the Company engages in the Business as of the Termination Date.
(c)Enforcement.
(i)The restrictions in this Section 7 are reasonable and necessary to protect the confidential information and goodwill of the Company. If any of the covenants are deemed to be invalid or unenforceable based upon the scope, duration or otherwise, such provisions will be modified to make them enforceable to the fullest extent permitted by law.
(ii)In the event of a breach or threatened breach of the provisions in this Section 7, the Company will be irreparably harmed and monetary damages will be an insufficient remedy to the Company. Executive consents to enforcement of this Section 7 by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the Company may have under this Agreement or otherwise, without being required to post a bond or other security.
(d)Future Employer. Executive will provide a copy of this Agreement to any company or entity that employs Executive during the 12 month period following the Termination Date.
8.Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: General Counsel

with a copy to:

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
Attention: Chief Financial Officer

If to Executive: at Executive's most recent address on the books and records of the Company.

9.Withholding. All amounts payable under this Agreement shall be subject to reduction to reflect such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
10.Code Section 409A.
(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or take such other actions that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 10(a) shall not create any obligation on the part of the Company to adopt any such amendment or take any other action.
(b)To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 5(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(c)To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amounts of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive's right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
11.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Company to any subsidiary or affiliate thereof or to any successor to its business or assets, and shall inure to the benefit and be binding upon any such entities.
13.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.Choice of Law; Jurisdiction. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Colorado (without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado). The parties expressly agree that any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought only in a court in El Paso County, Colorado, so long as such court shall have subject matter jurisdiction over such legal proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Colorado, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such legal proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such legal proceeding in any such court or that any such legal proceeding brought in any such court has been brought in an inconvenient forum. Process in any such legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8 of this Agreement shall be deemed effective service of process on such party
15.Entire Agreement. Effective as of the Effective Date, this Agreement replaces, terminates and supersedes all prior understandings or agreements between Executive and the Company regarding the subject matter hereof. Executive hereby agrees that as of the Effective Date, any other such agreement or understanding is hereby terminated and shall be of no further force or effect. This Agreement may be modified only by a further writing that is duly executed by both parties.
16.Executive's Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year indicated above.

The Spectranetics Corporation	Executive
/s/ Anne Melissa Dowling	/s/ Scott Drake

Anne Melissa Dowling Director	Scott Drake

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

THE SPECTRANETICS CORPORATION
2006 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

The Spectranetics Corporation, a Delaware corporation (the “Company”), pursuant to The Spectranetics Corporation 2006 Incentive Award Plan, as amended (the “Plan”), hereby grants to the individual listed below (the “Participant”) the following award of Restricted Stock Units (“RSUs”). This award of RSUs is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Appendix A (the “Restricted Stock Unit Agreement”) and in the Plan, each of which is incorporated herein by reference. All capitalized terms used and not otherwise defined in this Grant Notice or the Restricted Stock Unit Agreement shall have the meanings ascribed to such terms in the Plan unless the context clearly indicates otherwise.

Participant:	Scott Drake

Grant Date:	August 10, 2011

Number of RSUs:	50,000

Vesting Schedule:
This award shall vest with respect to 25% of the RSUs on each of the first, second, third and fourth anniversaries of the Grant Date, subject, in each case, to the Participant's continued Service with the Company on each such date.

Payment of RSUs:	Vested RSUs shall be paid to the Participant in the form of shares of Stock as set forth in Section 5 of the attached Restricted Stock Unit Agreement.

Termination of RSUs:
In the event of the Participant's Termination of Service, all RSUs that have not vested prior to or in connection with such Termination of Service shall be immediately forfeited by the Participant as of such Termination of Service without consideration therefor.

“Service” shall mean the Participant's service with the Company as an Employee, Consultant or member of the Board. For purposes of this Agreement, the Participant shall be deemed to remain in continuous Service with the Company so long as he remains either an

Employee, Consultant or member of the Board, and in the event that Participant is both an Employee and a member of the Board, Participant shall not be deemed to have incurred a Termination of Service (as defined below) with the Company unless and until his status as both an Employee and a member of the Board has terminated.
“Termination of Service” shall mean a termination of the Participant's Service for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding: (a) a termination where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary, and (b) a termination where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a particular leave of absence constitutes a Termination of Service.
By his or her signature and the Company's signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. The Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. In the event that there are any inconsistencies between the terms of the Plan and the terms of this Grant Notice or the Restricted Stock Unit Agreement, the terms of the Plan shall control. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.
IN WITNESS WHEREOF, this Grant Notice has been executed and delivered by the parties hereto as of the Grant Date first written above.

THE SPECTRANETICS CORPORATION	PARTICIPANT:
By:	By:
Print Name:	Print Name:	Scott Drake
Title:	Address:

APPENDIX A
TO RESTRICTED STOCK UNIT GRANT NOTICE
RESTRICTED STOCK UNIT AGREEMENT
1.Grant. Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Agreement (the “Agreement”) is attached, The Spectranetics Corporation, a Delaware corporation (the “Company”), has granted to the Participant an award of 50,000 RSUs under The Spectranetics Corporation 2006 Incentive Award Plan, as amended (the “Plan”), as set forth in the Grant Notice, subject to all of the terms and conditions contained in this Agreement and the Plan. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan and the Grant Notice unless the context clearly indicates otherwise.
2.RSUs. Each RSU that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one share of Stock. Unless and until an RSU vests, the Participant will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting and Termination. The RSUs shall vest and shall terminate as set forth in the Grant Notice. All RSUs that have not become vested as of the Participant's Termination of Service shall thereupon terminate and be forfeited and canceled without payment of consideration therefor.
4.Payment after Vesting; Code Section 409A. The issuance of shares (in book-entry form or otherwise) in respect of any RSUs that vest in accordance herewith shall be made to the Participant (or in the event of the Participant's death, to the Participant's estate) in whole shares of Stock on as soon as practicable following the date on which such RSUs vest. The Committee shall determine, in its sole discretion, whether and how any fractional vested RSUs will be paid. Notwithstanding anything herein to the contrary, no such payment shall be made to the Participant during the six-month period following the Participant's “separation from service” (within the meaning of Section 409A of the Code) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of such separation from service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time set forth in this Section 4 would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such six-month period.
5.Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant's employment tax obligations, if any) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. Without limiting the generality of Section 15.3 of the Plan, the Participant may, in satisfaction of the foregoing requirement, elect to have the Company withhold or cause to be withheld shares of Stock otherwise issuable in respect of such RSUs having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan or this Agreement, the number of shares of Stock which may be so withheld shall be limited to the number of shares of Stock which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for income and payroll tax purposes that are applicable to such supplemental taxable income.
6.Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Company in respect of any shares of Stock that may become deliverable hereunder unless and until certificates representing such shares of Stock shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.
7.Non-Transferability. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7 shall not prevent transfers by will or by the applicable laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void.
8.Distribution of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to this Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to this Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. In the event that any such issuance or delivery is delayed because the Company reasonably determines that such issuance or delivery will violate Federal securities laws or other applicable law, such issuance or delivery shall be made at the earliest date at which the Company reasonably determines that such issuance or delivery will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). The Company shall not delay any such recording or delivery if such delay will result in a violation of Section 409A of the Code. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that the Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require the Participant to comply with any timing or other restrictions with respect to the settlement of any RSUs, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Participant any certificates evidencing shares of Stock issued upon settlement of any RSUs under this Agreement and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) and all references herein to certificates shall be deemed to apply instead to recordation in such books.
9.No Effect on Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to serve or continue to serve as an Employee, Consultant, member of the Board or other service provider of the Company or any Subsidiary.
10.Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
11.Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the RSUs and that the Participant is not relying on the Company for tax advice.
12.Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.
13.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
14.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant becomes subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.Code Section 409A. Neither the RSUs nor this Agreement is intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, notwithstanding anything to the contrary, the shares of Stock issuable hereunder shall be distributed no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following Participant's first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following the first taxable year of the Company in which the RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Nevertheless, to the extent that the Committee determines that any RSUs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the RSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.
16.Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 11 of the Plan.
17.Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his or her address shown in the Company records, and to the Company at its principal executive office.
18.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
19.Governing Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

EXHIBIT B

STOCK OPTION AGREEMENT

THE SPECTRANETICS CORPORATION
2006 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND
STOCK OPTION AGREEMENT

The Spectranetics Corporation, a Delaware corporation (the “Company”), pursuant to its 2006 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company's common stock, par value $0.001 per share (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	Scott Drake
Grant Date:	August 10, 2011
Vesting Commencement Date:	August 10, 2011
Exercise Price per Share:	$____________________________________________
Total Exercise Price:	$____________________________________________
Total Number of Shares Subject to the Option:	400,000 shares
Expiration Date:	August 9, 2021

Type of Option:     ☒ Incentive Stock Option ☐ Non-Qualified Stock Option

Vesting Schedule:     The shares subject to the Option shall vest and become exercisable as set forth in Article III of the Stock Option Agreement.
By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

THE SPECTRANETICS CORPORATION	PARTICIPANT
By:	By:
Print Name:	Print Name:	Scott Drake
Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
THE SPECTRANETICS CORPORATION STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, The Spectranetics Corporation, a Delaware corporation (the “Company”), has granted to the Participant an option under the Company's 2006 Incentive Award Plan (as amended from time to time, the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
(a)    “Administrator” shall mean the Board or the Committee responsible for conducting the general administration of the Plan in accordance with Article 12 of the Plan; provided that if the Participant is an Independent Director, “Administrator” shall mean the Board.
(b)    The “Performance Target” shall be deemed to have been achieved if and when, prior to the expiration, cancellation or other termination of the Option, (i) the average of the closing trading prices (on the principal stock exchange on which the Stock is then listed) of a share of Stock for a period of ten (10) consecutive trading days equals or exceeds $10.00 per share, or (ii) the highest price per share of Stock paid in a transaction that results in a Change in Control equals or exceeds $10.00.
(c)    “Service” shall mean the Participant's service with the Company as an Employee, Consultant or member of the Board. For purposes of this Agreement, the Participant shall be deemed to remain in continuous Service with the Company so long as he remains either an Employee, Consultant or member of the Board, and in the event that Participant is both an Employee and a member of the Board, Participant shall not be deemed to have incurred a Termination of Service (as defined below) with the Company unless and until his status as both an Employee and a member of the Board has terminated.
(d)    “Termination of Service” shall mean a termination of the Participant's Service for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding: (a) a termination where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary, and (b) a termination where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a particular leave of absence constitutes a Termination of Service.
1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF OPTION
2.1    Grant of Option. In consideration of the Participant's past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.
2.2    Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the shares of Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Stock on the Grant Date.
2.3    Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

ARTICLE III.
PERIOD OF EXERCISABILITY
3.1    Commencement of Exercisability.
(a)    Subject to subsection 3.1(c) and Sections 3.2, 3.3 and 3.4, the Option shall vest and become exercisable as follows:
(i)    In the event that the Performance Target is achieved, the Option shall thereupon vest with respect to that number of shares that would have been vested as of such date had the Option been subject to the Time Vesting Schedule (as defined below), and the remaining unvested portion (if any) of the Option shall thereafter vest in accordance with the Time Vesting Schedule as if the Option had been subject to the Time Vesting Schedule since the Grant Date.
(ii)    For purposes of this Agreement, “Time Vesting Schedule” shall mean a vesting schedule providing for vesting of the Option with respect to 1/48th of the shares subject thereto on the first monthly anniversary of the Vesting Commencement Date set forth above (the “Vesting Commencement Date”) and with respect to an additional 1/48th of the shares subject thereto on each monthly anniversary of the Vesting Commencement Date thereafter up to and including the monthly anniversary of the Vesting Commencement Date occurring on the four year anniversary of the Vesting Commencement Date.
(b)    Except as expressly provided in Section 3.2 below, in no event shall the Option vest or become exercisable to any extent if the Performance Target is not achieved.
(c)    To the extent that the Option is not vested and exercisable at the date of the Participant's Termination of Service, or if the Participant does not exercise the vested portion of the Option prior to the expiration of the Option as set forth in Section 3.4, the Option shall terminate. No portion of the Option which has not become vested and exercisable at the date of the Participant's Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant.
3.2    Acceleration of Exercisability. The Option shall, to the extent not theretofore expired, cancelled or terminated, become fully vested and exercisable in the event of (i) the achievement of the Performance Target upon a Change in Control that occurs on or prior to the second anniversary of the Grant Date or (ii) a Change in Control that occurs after the second anniversary of the Grant Date (irrespective of whether the Performance Target is achieved).
3.3    Duration of Exercisability. The installments provided for in the vesting schedule set forth in Section 3.1 are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in Section 3.1 shall remain vested and exercisable until it becomes unexercisable under Section 3.4.

3.4    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The expiration of ten years from the Grant Date;
(b)    If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date;
(c)    The expiration of one year from the date of the Participant's Termination of Service, unless such termination occurs by reason of the Participant's death or Disability; or
(d)    The expiration of one year from the date of the Participant's Termination of Service by reason of the Participant's death or Disability.
The Participant acknowledges that an Incentive Stock Option exercised more that three months after the Participant's termination of employment, other than by reason of death or total and permanent disability (within the meaning of Section 22(e)(3) of the Code), will be taxed as a Non-Qualified Stock Option.
3.5    Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by the Participant in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.
ARTICLE IV.
EXERCISE OF OPTION
4.1    Person Eligible to Exercise. Except as provided in Section 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.4, be exercised by the Participant's personal representative or by any person empowered to do so under the deceased Participant's will or under the then applicable laws of descent and distribution.
4.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.4.
4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.4:
(a)    An Exercise Notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b)    The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;
(c)    Any other written representations as may be required in the Administrator's reasonable discretion to evidence compliance with the Securities Act or any other applicable law rule, or regulation; and
(d)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4    Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Participant:
(a)    Cash;
(b)    Check;
(c)    With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale;
(d)    With the consent of the Administrator, surrender of other shares of Stock which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised;
(e)    With the consent of the Administrator, surrendered shares of Stock issuable or transferable upon the exercise of the Option having a fair market value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or
(f)    With the consent of the Administrator, property of any kind which constitutes good and valuable consideration.
4.5    Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;
(b)    The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and
(e)    The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.
4.6    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 11.1 of the Plan.
ARTICLE V.
OTHER PROVISIONS
5.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.
5.2    Option Not Transferable.
(a)    Subject to Section 5.2(b), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding any other provision in this Agreement, with the consent of the Administrator, the Participant may transfer the Option (or any portion thereof) to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) any portion of the Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any portion of the Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Option as applicable to the Participant (other than the ability to further transfer the Option); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 5.2(b), “Permitted Transferee” shall mean, with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons (or the Participant) control the management of assets, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are these persons (or the Participant) and/or charitable institutions, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Options. Notwithstanding the foregoing, (i) in no event shall the Option be transferable by the Participant to a third party (other than the Company) for consideration, and (ii) no transfer of an Incentive Stock Option will be permitted to the extent that such transfer would cause the Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.
5.3    Adjustments. The Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Article 11 of the Plan.
5.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company's authorized officer on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant's signature on the Grant Notice. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.4. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.6    Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.7    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.8    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Option in any material way without the prior written consent of the Participant.
5.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.10    Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Stock or (b) within one year after the transfer of such shares of Stock to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
5.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule
5.12    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
5.13    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
5.14    Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”). However, notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, if at any time the Committee determines that the Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right, in its sole discretion, to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.